Exhibit 99.1

For Immediate Release February 25, 2009
GIBRALTAR REPORTS FOURTH-QUARTER AND 2008 RESULTS
2008 Sales Up 3% to $1.2 Billion, Earnings Per Share Increase by 25% to $1.11
In 2008, Debt Reduced by $132 Million, Working Capital Improved by $84 Million
     BUFFALO, NEW YORK (February 25, 2009) – Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, today reported results for the quarter and year ended December 31, 2008.
     Sales from continuing operations in the fourth quarter of 2008 were $249 million, a decrease of 11 percent compared to $280 million in the fourth quarter of 2007. The Company reported a loss from continuing operations of $7.8 million in the fourth quarter of 2008, a $0.33 loss per diluted share, compared to a loss from continuing operations of $1.9 million, a $0.06 loss per diluted share, in the fourth quarter of 2007. Operating income in the fourth quarter was compressed largely due to significantly reduced unit volumes and lower price realization on certain product lines.
     For the 12 months ended December 31, 2008, sales from continuing operations were $1.232 billion, up three percent from $1.199 billion in 2007. Gibraltar’s acquisition activity in 2007 allowed it to increase sales despite significantly weaker market conditions in 2008 compared to a year earlier, as acquisitions added sales of $73 million in 2008. Operating income from continuing operations increased by eight percent to $81.5 million, from $75.7 million in 2007. In 2008, earnings per diluted share from continuing operations increased by 25 percent to $1.11, from $0.89 in 2007.
     “The steps we took over the last two years allowed us to generate much improved results in 2008 compared to 2007. However, our full-year results were negatively impacted by the worldwide economic turmoil in the fourth quarter. The downturns in the automotive and housing markets worsened, and the collapse of the credit markets led to a sudden and severe slowdown in previously strong areas, like the commercial building, architectural, and industrial markets, both in the United States and around the world. All of that contributed to a significant decrease in our fourth-quarter sales volume and our loss from continuing operations,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     “To strengthen our position as a low-cost producer on a global basis and to better align our cost structure with the current demand for our products, we have closed or consolidated 25 facilities since January 2007 (including 15 in 2008), reduced our workforce by 28 percent from September 2007 to February 15, 2009, and trimmed work schedules. We also decreased our investment in working capital by $84 million in 2008. The working capital reduction, together with other sources of cash, allowed us to lower our debt by 27 percent, or $131 million in 2008 and by nearly $200 million over the last 15 months to $356 million as of December 31, 2008,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     On November 5, 2008, Gibraltar closed on the sale of its powder metals business, SCM Metal Products, which was reported in its Processed Metal Products segment. The sale proceeds were used to reduce debt. The continued transformation of its portfolio of businesses is a key part of Gibraltar’s overall growth strategy and it includes both acquisitions and the occasional sale of a business such as SCM Metal Products or product line that is not consistent with the strategic direction of the company.
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NASDAQ:ROCK	Rock.Solid.Performance.

Gibraltar Reports Fourth-Quarter and 2008 Results
Page Two
     According to Mr. Kornbrekke, “Due to the high level of uncertainty in the general economy and the related effects on residential construction and North American automakers, we are not providing numerical guidance for 2009. We see the first quarter as being very challenging, with only marginally better earnings than the fourth quarter of 2008. We are anticipating a return to profitability in the second quarter, aided by an expected increase in seasonal demand, although sales are likely to be unfavorable when compared to the second quarter of 2008,” said Mr. Kornbrekke.
     “We do not know when conditions will improve, but believe we are well positioned to fully participate in a market recovery when it occurs. In the meantime, we will continue our aggressive efforts to reduce costs and take additional actions as market conditions warrant. Additionally, the Company will focus on liquidity preservation to help ensure its ability to fund its business operations, growth opportunities that may arise, and further reduce its indebtedness. As a result, Gibraltar’s Board of Directors has decided to suspend quarterly dividends with the expectation of reinstating payments when economic conditions and the Company’s profitability improve. We believe that our financial position and our ability to generate cash flow, together with the strategy of investing in leadership products, profitable growth, and global supply chain management will allow us to drive long-term growth and create value for our shareholders,” added Mr. Lipke.
     Gibraltar has scheduled a conference call to review its results for the fourth quarter and 2008 tomorrow, February 26, 2009, starting at 9:00 am ET. A link to the call can be found on Gibraltar’s Web site, at http://www.gibraltar1.com. The presentation slides that will be discussed during the call are expected to be available on Wednesday, February 25, by 6:00 p.m. ET. The slides may be downloaded from the Conference Calls page of the Investor Info section of the Gibraltar Web site: http://www.gibraltar1.com/investors/index.cfm?page=48. If you are not able to participate in the call, you may listen to a replay or review a copy of the prepared remarks via the link above. Both will be available on the Gibraltar Web site shortly following the call. The conference call replay link, presentation slides, and prepared remarks will remain on the Gibraltar Web site for one year.
     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The Company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,000 employees and operates 59 facilities in 26 states, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as regulatory changes. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

CONTACT: Kenneth P. Houseknecht, Investor Relations, at 716/826-6500, ext. 3229, khouseknecht@gibraltar1.com.

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$11,308	$35,287
Accounts receivable, net	127,537	145,174
Inventories	189,935	194,159
Other current assets	17,963	20,128
Assets of discontinued operations	1,486	45,997

Total current assets	348,229	440,745

Property, plant and equipment, net	242,052	256,107
Goodwill	443,925	445,073
Acquired intangibles	87,373	90,394
Investment in partnership	2,477	2,639
Other assets	22,303	14,589
Assets of discontinued operations	—	31,861

	$1,146,359	$1,281,408

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$76,168	$81,793
Accrued expenses	46,305	40,369
Current maturities of long-term debt	2,728	2,955
Liabilities of discontinued operations	—	9,108

Total current liabilities	125,201	134,225

Long-term debt	353,644	484,590
Deferred income taxes	79,514	77,900
Other non-current liabilities	19,513	15,500
Liabilities of discontinued operations	—	1,433
Shareholders’ equity:
Preferred stock $.01 par value; authorized 10,000,000 shares; none outstanding	—	—
Common stock, $.01 par value; authorized 50,000,000 shares; 30,061,550 and 29,949,229 shares issued and outstanding at December 31, 2008 and 2007, respectively	301	300
Additional paid-in capital	223,561	219,087
Retained earnings	356,007	337,929
Accumulated other comprehensive (loss) income	(10,825)	10,837

	569,044	568,153

Less: cost of 75,050 and 61,467 common shares held in treasury at December 31, 2008 and 2007, respectively	557	393

Total shareholders’ equity	568,487	567,760

	$1,146,359	$1,281,408

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$249,374	$280,028	$1,232,299	$1,198,715

Cost of sales	219,790	236,522	996,193	983,495

Gross profit	29,584	43,506	236,106	215,220

Selling, general and administrative expense	37,363	35,804	154,637	139,479

(Loss) income from operations	(7,779)	7,702	81,469	75,741

Other expense (income)
Interest expense	6,918	9,052	29,235	32,498
Equity in partnership’s loss (income) and other (income)	82	(190)	(724)	(1,172)

Total other expense	7,000	8,862	28,511	31,326

(Loss) income before taxes	(14,779)	(1,160)	52,958	44,415

Provision for income taxes	(4,815)	693	19,553	17,476

(Loss) income from continuing operations	(9,964)	(1,853)	33,405	26,939

Discontinued operations
(Loss) income from discontinued operations before taxes	(14,448)	1,565	(10,948)	(16,235)
Income tax (benefit) expense	(2,433)	1,038	(1,611)	(2,520)

(Loss) income from discontinued operations	(12,015)	527	(9,337)	(13,715)

Net (loss) income	$(21,979)	$(1,326)	$24,068	$13,224

Net (loss) income per share — Basic
(Loss) income from continuing operations	$(0.33)	$(0.06)	$1.11	$0.90
(Loss) income from discontinued operations	(0.40)	0.02	(0.31)	(0.46)

Net (loss) income	$(0.73)	$(0.04)	$0.80	$0.44

Weighted average shares outstanding — Basic	30,011	29,879	29,981	29,867

Net (loss) income per share – Diluted
(Loss) income from continuing operations	$(0.33)	$(0.06)	$1.11	$0.89
(Loss) income from discontinued operations	(0.40)	0.02	(0.31)	(0.46)

Net (loss) income	$(0.73)	$(0.04)	$0.80	$0.43

Weighted average shares outstanding -Diluted	30,260	30,111	30,193	30,116

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,068	$13,224
Loss from discontinued operations	(9,337)	(13,715)

Income from continuing operations	33,405	26,939
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33,907	30,952
Provision for deferred income taxes	1,574	5,328
Equity in partnership’s income	(447)	(911)
Distributions from partnership’s income	609	712
Stock compensation expense	4,586	2,886
Non-cash charges to interest expense	2,007	1,750
Other non-cash adjustments	4,105	116
Increase (decrease) in cash resulting from changes in (net of acquisitions):
Accounts receivable	12,273	22,230
Inventories	1,770	45,625
Other current assets and other assets	3,913	1,832
Accounts payable	(8,722)	7,748
Accrued expenses and other non-current liabilities	9,149	(10,952)

Net cash provided by continuing operations	98,129	134,255
Net cash provided by discontinued operations	9,745	24,558

Net cash provided by operating activities	107,874	158,813

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(8,724)	(206,608)
Net proceeds from sale of business	35,202	11,859
Purchases of property, plant and equipment	(21,595)	(17,691)
Net proceeds from sale of property and equipment	2,692	3,477

Net cash provided by (used in) investing activities from continuing operations	7,575	(208,963)
Net cash used in investing activities for discontinued operations	(501)	(950)

Net cash provided by (used in) investing activities	7,074	(209,913)

CASH-FLOWS FROM FINANCING ACTIVITIES
Long-term debt payments	(184,937)	(119,306)
Proceeds from long-term debt	53,439	200,074
Payment of deferred financing costs	(104)	(1,498)
Payment of dividends	(5,985)	(5,971)
Net proceeds from issuance of common stock	250	137
Tax adjustment from equity compensation	(362)	121
Purchase of treasury stock	(164)	(393)

Net cash (used in) provided by financing activities from continuing operations	(137,863)	73,164
Net cash used in financing activities from discontinued operations	(1,064)	(252)

Net cash (used in) provided by financing activities	(138,927)	72,912

Net (decrease) increase in cash and cash equivalents	(23,979)	21,812
Cash and cash equivalents at beginning of year	35,287	13,475

Cash and cash equivalents at end of year	$11,308	$35,287

GIBRALTAR INDUSTRIES, INC.
SEGMENT INFORMAITON
(in thousands)

	Three Months Ended December 31,
			Increase (Decrease)
	2008	2007	$	%
Net Sales
Building Products	$198,965	$218,500	$(19,535)	(8.9)%
Processed Metals	50,409	61,528	(11,119)	(18.1)%

	$249,374	$280,028	$(30,654)	(10.9)%

Operating Margin
Building Products	$584	$13,207	$(12,623)	(95.6)%
Processed Metals	(1,401)	2,803	(4,204)	(150.0)%
Corporate	(6,962)	(8,308)	1,346	(16.2)%

	$(7,779)	$7,702	$(15,481)	(201.0)%

Building Products	0.3%	6.0%
Processed Metals	(2.8)%	4.6%

	Twelve Months Ended December 31,
			Increase (Decrease)
	2008	2007	$	%
Net Sales
Building Products	$986,840	$929,022	$57,818	6.2%
Processed Metals	245,459	269,693	(24,234)	(9.0)%

	$1,232,299	$1,198,715	$33,584	2.8%

Operating Margin
Building Products	$94,522	$91,589	$2,934	3.2%
Processed Metals	17,655	13,265	4,390	33.1%
Corporate	(30,708)	(29,113)	(1,596)	5.5%

	$81,469	$75,741	$5,728	7.6%

Building Products	9.6%	9.9%
Processed Metals	7.2%	4.9%